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Exhibit 10.1

EMPLOYMENT AGREEMENT BETWEEN
INVESTMENT TECHNOLOGY GROUP, INC.
AND RAYMOND L. KILLIAN, JR.

         July 1, 2002

Dear Ray:

        We are delighted that you have agreed to continue to be employed by ITG Inc. (the "Company") as an Advisor to the Company. This letter sets forth the terms of your continued employment.

1.
The term of your employment as an Advisor hereunder will begin on January 1, 2003 and continue through December 31, 2006.

2.
As an Advisor to the Company, you will provide strategic advice to the Chief Executive Officer of the Company and call on customers from time to time. It is anticipated that you will devote approximately one week per month to your duties with the Company.

3.
Your salary during the term of your employment hereunder will be $600,000 per annum, payable in biweekly installments in accordance with the normal payroll practices of the Company.

4.
In addition to salary, you will be entitled to benefits under any plan or arrangement available generally for senior executives of the Company, subject to and consistent with the terms and conditions and overall administration of such plans as set forth from time to time in the applicable plan documents. In addition, you and your spouse will be eligible to receive medical benefits for the remainder of your lives on terms substantially similar to the medical benefits provided to senior executives from time to time. Such medical benefits will either be provided under the Company's medical benefit plan or through Company paid medical insurance obtained by the Company for your benefit and the benefit of your spouse.

5.
The Company will reimburse you for all reasonable expenses incurred by you in the course of performing your duties under this agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

6.
You will not disclose or use at any time during or after your employment with the Company any Confidential Information of which you are or become aware, whether or not such information is developed by you, except to the extent that such disclosure or use is directly related to and required by your performance of duties assigned to you pursuant to this agreement. Under all circumstances and at all times, you will take all appropriate steps to safeguard Confidential Information in your possession and to protect it against disclosure, misuse, espionage, loss and theft. "Confidential Information" means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its subsidiaries in connection with their business. It shall not include information (a) required to be disclosed by court or administrative order (after notice to the Company and an opportunity for the Company to defend against such disclosure), (b) lawfully obtainable from other sources or which is in the public domain through no fault of yours; or (c) the disclosure of which is consented to in writing by the Company.

7.
You acknowledge that during your employment with the Company, you have and will become familiar with trade secrets and other Confidential Information concerning the Company, its subsidiaries and their respective predecessors, and that your services have been and will be of special, unique and extraordinary value to the Company. In addition, you hereby agree that at any time during your employment with the Company, and for a period ending one (1) year after the termination of your employment (the "Noncompetition Period"), you will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business competing with the businesses of the Company or its subsidiaries as such businesses exist or are in process or being planned as of the date of termination of your employment, within any geographical area in which the Company or its subsidiaries engage or plan to engage in such businesses. It will not be considered a violation of this paragraph 7 for you to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation.

8.
You hereby agree that (a) during the period you are employed by the Company and for a period of one (1) year thereafter (the "Nonsolicitation Period") you will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or its subsidiaries and any employee thereof or otherwise employ or receive the services of any individual who was an employee of the Company or its subsidiaries at any time during such Nonsolicitation Period or within the six-month period prior thereto, and (b) during the Nonsolicitation Period, you will not induce or attempt to induce any customer, supplier, client, broker, licensee or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries.

9.
If, at the enforcement of paragraphs 7 or 8, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be permitted to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.

10.
In the event that you as part of your activities on behalf of the Company generate, author or contribute to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company as now or hereinafter conducted (collectively, "Intellectual Property"), you acknowledge that such Intellectual Property is the sole and exclusive property of the Company and hereby assign all right, title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by you during your employment with the Company will be deemed "a work made for hire" under Section 201(b) of the Copyright Act of 1976, as amended, and the Company will own all of the rights comprised in the copyright therein. You will promptly and fully disclose all Intellectual Property and will cooperate with the Company to protect the Company's interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of your employment hereunder).

11.
You acknowledge that (a) the covenants contained herein are reasonable, (b) your services are unique, and (c) a breach or threatened breach by you of any of your covenants and agreements with the Company contained in paragraphs 6, 7, 8 or 10 could cause irreparable harm to the Company for which it would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by you of such covenants and agreements, the Company will have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

12.
The Company may withhold from any amounts payable under this agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

13.
This agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that relate to the subject matter hereof.

14.
Paragraphs 4 and 6 through 10 will survive and continue in full force in accordance with their terms notwithstanding any termination of your employment hereunder.

15.
All questions concerning the construction, validity and interpretation of this agreement will be governed by the internal law of New York, without regard to principles of conflict of laws thereof.

Please sign a counterpart of this letter agreement confirming your acceptance, and return it to me.

Sincerely,
/s/ ROBERT J. RUSSEL

Robert J. Russel
Chief Executive Officer

Accepted this 1st day of July, 2002:

/s/ Raymond L. Killian, Jr.

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  Exhibit 10.1
EMPLOYMENT AGREEMENT BETWEEN INVESTMENT TECHNOLOGY GROUP, INC. AND RAYMOND L. KILLIAN, JR.